UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
    BROWN, MARVIN R.
   484 Avenida Primavera
   Del Mar, CA  92014
   U.S.A.
2. Date of Event Requiring Statement (Month/Day/Year)
   05/23/97
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   AGOURON PHARMACEUTICALS, INC.
   (AGPH)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) (X) Other (specify below)
   See Explanation of Responses (*).
6. If Amendment, Date of Original (Month/Day/Year)
   05/29/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |98,888                |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to B|**       |01/18/06 |Common Stock           |18,835   |$0.53     |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Right to B|***      |06/26/04 |Common Stock           |1,883    |$0.53     |I            |By Wife                    |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Right to B|***      |12/31/06 |Common Stock           |188      |$7.96     |I            |By Wife                    |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Officer:  Vice President of Agouron Pharmaceuticals,
Inc.
 Other: President of Alanex Corporation, a wholly-owned subsidiary of Agouron Pharmaceuticals, Inc.
**As of 05/23/97, 8,371 shares are exercisable. Of the remaining 10,464 shares, 523 vest each month until fully vested.
***As of 05/30/97, shares are fully
vested.
SIGNATURE OF REPORTING PERSON
/s/ Marvin R. Brown
DATE
06/04/97